UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 24, 2009

SCBT FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

South Carolina (State or other jurisdiction of incorporation)	001-12669 (Commission File Number)	57-0799315 (IRS Employer Identification No.)

520 Gervais Street Columbia, South Carolina (Address of principal executive offices)		29201 (Zip Code)

(800) 277-2175

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 24, 2009, SCBT Financial Corporation (the “Company”) entered into a Warrant Repurchase Letter Agreement (the “Repurchase Agreement”) with the United States Department of the Treasury ( the “Treasury”) to repurchase a warrant to purchase 303,083 shares of the Company’s common stock that was issued to the Treasury on January 16, 2009 (the “Warrant”) in connection with the Company’s sale to the Treasury of 64,779 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series T (the “Series T Preferred Shares”), having a liquidation preference of $1,000 per share, for an aggregate purchase price of $64.779 million as part of the Treasury’s Capital Purchase Program.  Pursuant to the terms of the Repurchase Agreement, the Company repurchased the Warrant for a purchase price of $1.400 million.  The Company previously repurchased all of the Series T Preferred Shares on May 20, 2009 for $64.824 million, which included all accrued and unpaid dividends.  As a result of the Warrant repurchase, the Company has repurchased all securities issued to the Treasury under the Capital Purchase Program.  A copy of the Repurchase Agreement is attached as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1	Warrant Repurchase Letter Agreement, dated June 24, 2009, between SCBT Financial Corporation and the United States Department of the Treasury.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCBT FINANCIAL CORPORATION
(Registrant)

Date: June 24, 2009	/s/ John C. Pollok
John C. Pollok
Senior Executive Vice President and
Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Warrant Repurchase Letter Agreement, dated June 24, 2009, between SCBT Financial Corporation and the United States Department of the Treasury.